UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 13, 2017
TRUPANION, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36537	83-0480694
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6100 4th Avenue S, Suite 200
Seattle, Washington 98108
(Address of principal executive offices, including zip code)

(855) 727 - 9079
(Registrant's telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Trupanion, Inc. (the “Company”) and its wholly owned subsidiary, American Pet Insurance Company (“APIC”), previously entered into an offer letter agreement with APIC President, Timothy Graff, on July 6, 2014, which was amended on March 5, 2015. On January 13, 2017, the Company and APIC, entered into a new employment agreement with Mr. Graff (the “Employment Agreement”). The effective date of the Employment Agreement is January 13, 2017.

The Employment Agreement seeks to align Mr. Graff’s compensation with his efforts to develop new revenue partnerships for the Company. It provides Mr. Graff the opportunity to increase his compensation based on the revenue generated by the transactions that Mr. Graff develops and that the Company elects to enter into. Mr. Graff’s only compensation under the Employment Agreement will be calculated based on a sliding percentage of the gross earned premium for all business classified as “other revenue” (as defined in the Employment Agreement). Mr. Graff may elect to receive this compensation in the form of restricted stock or options in lieu of cash. Mr. Graff is also entitled to other standard benefits available to all Company employees.

Upon Mr. Graff’s termination without “cause” or upon his death or “disability” (each as defined in the Employment Agreement) occurring after January 1, 2018, Mr. Graff will receive monthly payments equal to the average salary paid to him during the three months prior to his termination. Such payments will continue for a minimum of six months, and will be extended for an addition 0.5 months for each full month of employment completed by Mr. Graff after January 1, 2018, up to a maximum of 24 months.

The foregoing description of the Employment Agreement is a summary, is not complete, and is qualified in its entirety by the terms and conditions of the actual Employment Agreement, which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUPANION, INC.

By:	/s/ Tricia Plouf
Name: Tricia Plouf
Title: Chief Financial Officer
Date: January 18, 2017